UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2004

WPT Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1041 North Formosa Avenue, Formosa Building, Suite 99, West Hollywood, California		90046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-850-2888

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 19, 2004, WPT Enterprises, Inc. announced that its Board of Directors had elected Michael A. Beindorff to its Board of Directors and that Mr. Beindorff had accepted the position.

Mr. Beindorff, age 52, currently serves as the Chief Operating Officer of Exclusive Resorts, a pioneer and global leader in the luxury residence club industry. Most recently, he served as President of GreenTree Group, a marketing, branding and management consulting firm based in Denver, Colorado. Prior to founding GreenTree in 2002, he spent three years at PlanetRx.com as President and later as CEO and Chairman. Prior to that he spent five years at Visa, including as CEO of eVisa, the internet and e-Commerce arm of Visa.

For his service as an outside director, Mr. Beindorff will receive an annual payment of $25,000 and an option to purchase 12,000 shares of the Company's common stock, with an exercise price equal to the common stock's market price on the date of grant. Mr. Beindorff does not have any other material relationships with the Company or its affiliates, and will not receive any additional compensation for his services as a director of the Company. Mr. Beindorff is not currently expected to hold a position on any of the existing committees of the Board of Directors.

Mr. Beindorff does not have any family relationship with any executive officer or director of the Company, or with any person selected to become an officer or a director of the Company. Neither Mr. Beindorff, nor any member of his immediate family, are a party to any other transactions or proposed transactions with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

November 23, 2004	By:	/s/ W. Todd Steele

Name: W. Todd Steele
Title: Chief Financial Officer